Exhibit 99.1

Versartis Reports Second Quarter 2015 Financial Results

Menlo Park, Calif., August 4, 2015 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), today announced financial results for the second quarter and six months ended June 30, 2015.

Jay Shepard, Chief Executive Officer, said, "We are pleased to be moving forward aggressively with VELOCITY, our Phase 3 trial of somavaratan in pediatric growth hormone deficiency (GHD) patients, and we continue to expect the completion of our enrollment of the Phase 3 program by mid-2016. In addition, as we previously announced, our Phase 2/3 trial for somavaratan in pediatric patients in Japan is ongoing. We believe Japan is another attractive market to engage, given the opportunity to improve the current standard of care in this country.”

Mr. Shepard continued, “Looking ahead, we are excited about the potential upcoming milestones for Versartis, including the initiation of the clinical program for somavaratan in adult GHD patients during the second half of the year. There is a significant unmet need for a long-acting therapeutic for the treatment of GHD in pediatric and adult patients. With a solid development strategy in place, supported by a strong capital structure, we are well positioned to complete this development plan for somavaratan and potentially bring such a treatment option to these patients.”

Recent Corporate Highlights & Milestones

•	In May 2015, the Company’s Board of Directors appointed Jay Shepard as President and Chief Executive Officer to succeed Jeffrey L. Cleland, PhD.
o	Dr. Cleland is serving as a Senior Scientific Advisor to the CEO.
•

In July 2015, the Company reinitiated its Phase 3 pediatric registration trial of somavaratan, VELOCITY, following the FDA’s removal of the partial clinical hold on its Investigational New Drug Application (IND).

Anticipated Milestones and Other Key Events

•	Initiation of the Versartis International Trial in Adults with Long-Acting Growth Hormone (VITAL), a Phase 2 trial of somavaratan for adult GHD patients, in the second half of 2015.
•	Interim 6-month data from the VELOCITY Phase 3 clinical trial by the end of 2016.
•

Top line data on VELOCITY’s primary endpoint, 12-month height velocity, by mid-2017, potentially enabling a Biologics License Application (BLA) submission, followed by potential FDA approval by late-2018.

Second Quarter 2015 Financial Results

For the second quarter ended June 30, 2015, Versartis reported a net loss attributable to common stockholders of approximately $19.7 million, or $0.67 per share, basic and diluted, compared to a net loss attributable to common stockholders for the quarter ended June 30, 2014 of $8.6 million, or $0.36 per share, basic and diluted.

Total operating expenses for the quarter ended June 30, 2015 were $19.5 million compared to $8.5 million for the quarter ended June 30, 2014. Research and development (R&D) expenses for the quarter ended June 30, 2015 were $11.9 million, compared to $5.6 million for the quarter ended June 30, 2014. The increase in R&D expenses was primarily due to site initiation and start-up activities related to the Company’s Phase 2 and Phase 3 clinical trials, including the VELOCITY Phase 3 trial, the VITAL Phase 2 trial and the Phase 2/3 trial for somavaratan in pediatric patients in Japan. General and administrative (G&A) expenses were $7.6 million for the quarter ended June 30, 2015, compared to $2.9 million for the quarter ended June 30, 2014. The increase in G&A expenses was primarily due to the additional fees related to consulting and professional services, one-time non-recurring expenses of $2.4 million associated with our CEO transition, as well as an increase in headcount as the Company continues to expand its infrastructure to support continued growth.

Total operating expenses for the six months ended June 30, 2015 were $41.8 million compared to $16.1 million for the six months ended June 30, 2014. R&D expenses for the six months ended June 30, 2015 were $29.0 million, compared with $10.5 million for the six months ended June 30, 2014. The increase in R&D expenses was primarily due to manufacturing and clinical start-up activities related to the Company’s Phase 2 and Phase 3 clinical trials, including the VELOCITY Phase 3 trial, the VITAL Phase 2 trial and the Phase 2/3 trial for somavaratan in pediatric patients in Japan. General and administrative (G&A) expenses were $12.7 million for the six months ended June 30, 2015, compared to $5.6 million for the six months ended June 30, 2014. The increase in G&A expenses was primarily due to the additional fees related to consulting and professional services, the one-time non-recurring expenses associated with our CEO transition, as well as an increase in headcount.

Total operating expenses for the quarter ended June 30, 2015 include non-cash stock-based compensation expense of $4.2 million, including a one-time non-recurring charge of $2.0 million associated with the CEO transition, compared to $1.1 million of non-cash stock-based compensation expense for the quarter ended June 30, 2014.  For the six months ended June 30, 2015, operating expenses include $6.2 million of non-cash stock-based compensation expense compared to $1.5 million for the six-months ended June 30, 2014.

Cash and cash equivalents were $214.7 million as of June 30, 2015.

About Versartis

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone for the treatment of growth hormone deficiency (GHD). Somavaratan is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. The Company completed the Phase 2a stage of a Phase 1b/2a trial evaluating weekly, twice-monthly and monthly dosing regimens of somavaratan in children with GHD in June 2014 and initiated a global Phase 3 registration trial, VELOCITY, in GHD children in January 2015. In addition, the Company initiated a Phase 2/3 trial in Japan for children with GHD in April 2015. Additional information on Versartis clinical trials can be found at www.versartistrials.com. Further information on Versartis can be found at www.versartis.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of somavaratan. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on somavaratan; somavaratan being a new chemical entity; the risk that somavaratan may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that somavaratan may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing somavaratan; if somavaratan is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the Securities and Exchange Commission (SEC), and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2015, which we expect to file with the SEC on or before August 5, 2015. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Versartis, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating expenses
Research and development	$ 11,940	$ 5,622	$ 29,040	$ 10,491
General and administrative	7,556	2,877	12,737	5,591
Total operating expenses	19,496	8,499	41,777	16,082
Loss from operations	(19,496)	(8,499)	(41,777)	(16,082)
Interest income	65	40	114	40
Other income (expense), net	(236)	(141)	(10)	(11,984)
Net loss and comprehensive loss	(19,667)	(8,600)	(41,673)	(28,026)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	(25,559)
Net loss attributable to common stockholders	$(19,667)	$ (8,600)	$(41,673)	$(53,585)
Net loss per basic and diluted share attributable to common stockholders	$ (0.67)	$ (0.36)	$ (1.60)	$ (3.95)
Weighted-average common shares used to compute basic and diluted net loss per share	29,293	24,195	26,035	13,551

Versartis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$ 214,673	$ 170,566
Other assets	4,887	3,728
Total assets	$ 219,560	$ 174,294
Liabilities and stockholders' equity:
Liabilities	$ 7,309	$ 6,925
Total stockholders' equity	212,251	167,369
Total liabilities and stockholders’ equity	$ 219,560	$ 174,294

Contacts:

Corporate & Investors

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Investors

Nick Laudico

The Ruth Group

(646) 536-7030

nlaudico@theruthgroup.com

Media

Debra Bannister

Corporate Communications

(530) 676-7373

media@versartis.com

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